Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Raphael Gross

203-682-8253

investorrelations@carrols.com

Carrols Restaurant Group, Inc. Names Anthony E. Hull as Chief Financial Officer

SYRACUSE, N.Y. – (BUSINESS WIRE) – November 25, 2019 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today announced that it has appointed Anthony “Tony” E. Hull as the Company’s Vice President, Chief Financial Officer, and Treasurer effective January 2, 2020.

Daniel T. Accordino, Chairman and Chief Executive Officer of Carrols, commented, “Tony is a fantastic addition to the Carrols executive team and we look forward to benefiting from his well-established credentials and experience. Throughout his extensive career, he has demonstrated effective leadership across a number of different industries while making impressive contributions along the way. We are excited for Tony to be joining us as we strengthen Carrols’ foundation of operating two world-class brands with significant scale advantages and realize growth opportunities across multiple attractive markets. We are confident that he can elevate our finance function to an even higher level of excellence.”

Accordino concluded, “We would also like to thank Tim LaLonde for serving as our Interim CFO since September when he temporarily rejoined Carrols upon the passing of our late CFO Paul Flanders. Tim will continue to serve as our Interim CFO until January 2, 2020 when Tony will start as CFO and will serve in a transitionary role for a period of time after January 2, 2020.”

Mr. Hull is a results-oriented, accomplished Chief Financial Officer at both public and private companies with domestic and international operations in a broad range of industries. He is a hands-on, highly motivated and driven leader with in-depth operational business expertise and a proven track record over a distinguished career spanning more than three and a half decades.

Mr. Hull most recently served a Senior Advisor on corporate strategy and capital markets projects at Realogy Holdings Corp. and previously was the company’s Executive Vice President, Chief Financial Officer, and Treasurer from 2006 to 2018. During his tenure, he was responsible for financial and strategic planning, accounting, budgeting, capital structure, controls and compliance, mergers and acquisitions, procurement, and facilities, among other disciplines. His accomplishments there included leading a successful financial strategy during the housing downturn, completing a sale of the company to a private equity firm in 2007, executing the second largest US IPO in 2012, strengthening the company’s capital structure, achieving more than $100 million on run-rate cost savings, and spearheading numerous technology-based investments/acquisitions to enhance the value proposition.

Previously, Mr. Hull served as Executive Vice President, Finance at Cendant Corporation from 2003 to 2005. At Cendant he was responsible for financial, strategic, and capital planning and sourced, managed, and executed company-wide domestic and international mergers and acquisitions activity.

Earlier in his career, Mr. Hull was Head of Finance, Accounting and IT at DreamWorks, LLC from 1996 to 2003; Chief Financial Officer at King World Productions, Inc. from 1994 to 1995; and Corporate Vice President, Financial Planning at Paramount Communications, Inc. from 1990 to 1994. He began his career at Morgan Stanley & Co. in the mergers and acquisitions department for the media/entertainment group, where he served as Associate and later Vice President from 1984 to 1990.

Mr. Hull currently sits on the Board of Directors for Landis Technologies, a start-up venture that provides assistance and guidance to families in attaining home ownership on an accelerated basis.

He holds an MBA from Columbia University and a BA from Amherst College.

About the Company

Carrols is one of largest restaurant franchisees in the United States, and currently operates 1,093 restaurants. It is the largest BURGER KING® franchisee in the United States currently operating 1,032 BURGER KING® restaurants and also operating 61 POPEYES® restaurants. It has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company’s website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols’ expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may”, “might”, “believes”, “thinks”, “anticipates”, “plans”, “expects”, “intends” or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols’ filings with the Securities and Exchange Commission.